Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-137677) pertaining to the Bare Escentuals, Inc. 2004 Equity Incentive Plan and 2006 Equity Incentive Award Plan, of our reports dated February 24, 2010, with respect to the consolidated financial statements of Bare Escentuals, Inc. and the effectiveness of internal control over financial reporting of Bare Escentuals, Inc. included in this Annual Report (Form 10-K) for the year ended January 3, 2010.

/s/ ERNST & YOUNG LLP

San Francisco, California

February 24, 2010